Exhibit 5.1
[K. Hovnanian Enterprises, Inc. Letterhead]

December 23, 2009
K. Hovnanian Enterprises, Inc.
110 West Front Street
P.O. Box 500
Red Bank, New Jersey 07701
Ladies and Gentlemen:
     I am Senior Vice President and General Counsel of K. Hovnanian Enterprises, Inc., a California corporation (the “Company”), and of its parent corporation, Hovnanian Enterprises, Inc., a Delaware corporation (“Hovnanian”), and counsel to certain subsidiaries of Hovnanian (together with Hovnanian, the “Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $785,000,000 aggregate principal amount of 10 5/8% Senior Notes due 2016 (the “Exchange Securities”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an indenture dated as of October 20, 2009 (as supplemented to the date hereof, the “Indenture”) among the Company, the Guarantors and Wilmington Trust Company, a Delaware banking corporation, as trustee (the “Trustee”). The Exchange Securities will be offered by the Company in exchange for $785,000,000 aggregate principal amount of its outstanding 10 5/8% Senior Secured Notes due 2016.

K. Hovnanian Enterprises, Inc.
December 23, 2009
     I have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. I have also examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations, as I have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.
     In rendering the opinions set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. I have also assumed that the Indenture is the valid and legally binding obligation of the Trustee.
     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that:
     (1) The Indenture has been duly authorized, executed and delivered by the Company and each of the Guarantors.
     (2) The execution, delivery and performance by the Company and the Guarantors of the Indenture, the Exchange Securities and the Guarantees do not and will not violate the law of the State of California or the laws of any other applicable jurisdiction.
     (3) When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.
     (4) When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees have been duly executed and issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.
     The opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting

K. Hovnanian Enterprises, Inc.
December 23, 2009
creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.
     I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of my name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,
/s/ Peter S. Reinhart
Peter S. Reinhart
Senior Vice-President and General Counsel